Exhibit 10(xiv)(3)

TERMS AND CONDITIONS

2008 STOCK UNIT AWARD

UNDER THE AMENDED AND RESTATED

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

Your stock unit grant is subject to the provisions of the Amended and Restated Northern Trust Corporation 2002 Stock Plan (the “Plan”) and the stock unit award notice (the “Award Notice”). The Award Notice and these Terms and Condition constitute the “Stock Unit Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Unit Agreement and the Plan, the Plan will govern.

1.	Grant. The Corporation hereby grants to the Participant an award of Stock Units, as set forth in the Award Notice, subject to the terms and conditions of the Plan and the Stock Unit Agreement. A Stock Unit is the right, subject to the terms and conditions of the Plan and the Stock Unit Agreement, to receive a distribution of a share of Common Stock pursuant to Paragraph 6 of these Terms and Conditions.

2.	Stock Unit Account. The Corporation shall maintain an account (“Stock Unit Account”) on its books in the name of the Participant which shall reflect the number of Stock Units awarded to the Participant that the Participant is eligible to receive in distribution pursuant to Paragraph 6 of these Terms and Conditions.

3.	Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of the Participant’s Stock Unit award pursuant to Paragraph 6 of these Terms and Conditions, the Corporation shall promptly (and in any event no later than March 15 of the calendar year following the calendar year in which the dividend is declared) pay to the Participant an amount in cash equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Stock Units in the Participant’s Stock Unit Account on that date (“Dividend Equivalents”).

4.	Forfeiture. The Stock Units granted to the Participant pursuant to the Stock Unit Agreement shall be forfeited and revert to the Corporation if prior to the date on which the Stock Units vest pursuant to Paragraph 5 of these Terms and Conditions (a) the Participant violates any provision of Paragraph 7 of these Terms and Conditions, or (b) except as described in Paragraphs 5 and 8 of these Terms and Conditions, the Participant’s employment with the Corporation or any of its Subsidiaries terminates.

5.

Vesting. The Participant shall become vested in the Stock Units in accordance with the vesting schedule set forth in the Award Notice, subject to (a) prorated vesting in accordance with Paragraph 8 of these Terms and Conditions upon the Participant’s death, Retirement or Disability (each as defined below) prior to the end of the period ending on the latest vesting date set forth in the Award Notice (“Vesting Period”), or upon termination of employment prior to the end of the Vesting Period under certain circumstances described in Paragraph 8 of these Terms and Conditions where the Participant is entitled to severance benefits, (b) prorated vesting in accordance with Paragraph 8 of these Terms and Conditions in the event that the Participant’s employment with the Corporation or any of its Subsidiaries has terminated prior to the end of the Vesting Period and (i) the Participant is a Management Group member on the date of grant, (ii) the Participant is 55 years or older on the date of termination of employment and (iii) the Participant has not violated any provision of Paragraph 7 of these Terms and Conditions during the Vesting Period, or (c) full vesting in the event of a Change in Control (as defined in the Plan) of the Corporation. If the Participant’s employment with the Corporation or any of its Subsidiaries terminates for any reason other than as set forth above in this Paragraph 5, the Stock Units in the Participant’s Stock Unit Account that have not yet vested shall be forfeited and revert to the Corporation on such termination date, and the Corporation shall have no further obligation after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions. If the Participant’s employment with the Corporation or any of its Subsidiaries terminates for any reason set forth above in this Paragraph 5, the Stock Units in the Participant’s Stock Unit Account that do not become vested under Paragraph 8 shall be forfeited and revert to the Corporation on such termination date, and the Corporation shall have no further obligation after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions. The Corporation shall have no further obligation to the Participant under these Terms and Conditions following the Participant’s forfeiture of Stock Units.

For purposes of these Terms and Conditions, “Retirement” means retirement occurring by reason of the Participant having qualified for a Normal, Early, or Postponed Retirement under The Northern Trust Company Pension Plan.

For purposes of these Terms and Conditions, “Disability” means a disability that continues for a period of six (6) months as defined by Northern Trust’s Managed Disability Program.

6.	Distribution. Except as provided below in this Paragraph 6 or in Paragraph 9 of these Terms and Conditions, the Participant shall become entitled to the distribution of the Participant’s Stock Units upon the date of vesting of the Stock Units pursuant to Paragraphs 5 and 8 of these Terms and Conditions; provided, however, that any Participant who is subject to Section 16 of the Securities Exchange Act of 1934 at the time of vesting (a “Section 16 Participant”) shall become entitled to the distribution of the Stock Units on the Applicable Date (as defined below) in the year in which the Stock Units vest pursuant to Paragraphs 5 and 8 of these Terms and Conditions.

Except as provided below in Paragraph 9 of these Terms and Condition, in the event of the Participant’s death prior to the end of the Vesting Period, or thereafter but prior to the full distribution to the Participant pursuant to these Terms and Conditions, the Participant’s beneficiary shall become entitled to the distribution of any vested Stock Units within 90 days after the Participant’s death, or such later date but prior to such full distribution thereof, with the number of shares vested to be determined in accordance with Paragraph 8 of these Terms and Conditions, and such distribution shall be made to such beneficiary and in such proportions as the Participant may designate in writing, and in the absence of a designation, to the following persons in the order indicated below:

•	The Participant’s spouse; if none, then,

•	The Participant’s children (in equal amounts); if none, then,

•	The Participant’s parents (in equal amounts); if none, then,

•	The Participant’s brothers and sisters (in equal amounts); if none, then,

•	The Participant’s estate.

Except as provided below in Paragraph 9 of these Terms and Conditions, in the event of (a) the Participant’s Retirement or Disability prior to the end of the Vesting Period, the Participant shall become entitled to the distribution of any vested Stock Units within 90 days after the Participant’s Retirement or Disability, with the number of shares vested to be determined in accordance with Paragraph 8 of these Terms and Conditions, or (b) a Change in Control (as defined in the Plan) prior to the end of the Vesting Period, the Participant shall become entitled to the distribution of any vested Stock Units upon the date or the occurrence of the event upon which distribution would have been made in the absence of the Change in Control.

Stock Units shall be distributed only in shares of Common Stock so that, pursuant to Paragraph 1 of these Terms and Conditions and this Paragraph 6, a Participant shall be entitled to receive one share of Common Stock for each Stock Unit in the Participant’s Stock Unit Account.

For purposes of these Terms and Conditions, “Applicable Date” with respect to a given year means the first trading day of the fourth quarter of that year, after the vesting of the Stock Units, on which the Corporation’s trading blackout is not in effect for the Section 16 Participant; or such other date in that year as the Committee or the Executive Vice President of Human Resources may determine.

In the case of a Participant whose employment terminates during the Vesting Period for any reason other than death, Retirement or Disability, under circumstances entitling the Participant to prorated vesting in accordance with the terms of Paragraphs 5 and 8, the Participant shall become entitled to the distribution of any vested Stock Units within 90 days after such termination, with the number of shares vested to be determined in accordance with Paragraph 8 of these Terms and Conditions.

For purposes of this Paragraph 6, a Participant will not be eligible for a distribution on account of Retirement, Disability, or termination of employment unless the Participant incurs a Separation from Service, as defined in the Plan.

7.	Restricted Activity. Despite anything to the contrary in Paragraph 5, 6 or 8 of these Terms and Conditions, the Participant’s Stock Units (whether vested or unvested) shall be forfeited and the Corporation shall have no obligation to distribute the Stock Units to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 6, or to pay any Dividend Equivalents pursuant to Paragraph 3, if the Participant:

(a)	at any time after the date of these Terms and Conditions, has divulged, directly or indirectly, or used, for the Participant’s own or another’s benefit, any Confidential Information; or

(b)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation or any of its Subsidiaries for any reason, has Solicited, or assisted in the Solicitation of, any Client or Prospective Client; or solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries; provided, however, this clause (b) shall not prohibit the Participant’s Solicitation of any Client or Prospective Client with whom he or she had a business relationship prior to the start of his or her employment with the Corporation or any of its Subsidiaries, provided no Confidential Information, directly or indirectly, is used in such Solicitation.

(c)	If the Participant shall have so engaged in any such activity described in clauses (a) or (b) above without the written consent of the Corporation, the Participant’s Stock Units (whether vested or unvested) shall be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the Corporation acquires knowledge of the Participant’s violation of this Paragraph 7. Any failure by the Participant to comply with this Paragraph 7 shall entitle the Corporation, as determined by the Committee in its sole discretion, to (i) cancel and terminate all of the Participant’s unexercised, unexpired, unpaid or deferred Stock Units (whether vested or unvested) under the Plan, and (ii) rescind any exercise, payment or delivery with respect to any Stock Units occurring within twelve (12) months prior to, or at any time following, the date of the Participant’s termination of employment for any reason (including but not limited to termination of employment due to Retirement or Disability). Upon any such rescission, (1) the Participant shall immediately pay to the Corporation the amount of any gain realized or payment received, and (2) the Participant shall immediately forfeit to the Corporation any shares of the Corporation’s Common Stock received, in each case as a result of the rescinded exercise, payment or delivery with respect to any Stock Units, in such manner and on such terms and conditions as the Committee shall require, and the Corporation shall be entitled, as permitted by applicable law, to deduct from any amounts the Corporation owes the Participant from time to time the amount of any such gain realized or payment received. “Gain realized” shall be determined by the Committee in its sole discretion.

8.	Proration.

(a)

The Participant shall cease to participate in the Plan under these Terms and Conditions as of the date of the Participant’s death, Disability or Retirement. If the Participant’s death, Retirement or Disability occurs prior to the end of the Vesting Period, or if prior to the end of the Vesting Period, the Participant’s employment is terminated under circumstances that entitle the Participant to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”) and the Participant has executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), then, in each such case, the Participant shall have credited, and be deemed vested in, on such date of death, Retirement or Disability or date of termination of employment, a pro-rated number of Stock Units as determined by multiplying the number of Stock Units which would have been distributable to the Participant if the Participant had participated in the Plan under these Terms and Conditions for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Vesting Period to the number of full calendar months in the Vesting Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(b)	If, prior to the end of the Vesting Period, a Participant’s employment with the Corporation or any of its Subsidiaries has terminated and (i) the Participant is a Management Group member on the date of grant, (ii) the Participant is 55 years or older on the date of such termination, and (iii) the Participant has not violated any provision of Paragraph 7 of these Terms and Conditions during the Vesting Period, then the Participant shall have credited, and be deemed vested in, on the vesting date of the award, a pro-rated number of Stock Units as determined by multiplying the number of Stock Units which would have been distributable to the Participant if the Participant had been employed by the Corporation or any of its Subsidiaries for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s actual employment by the Corporation or any of its Subsidiaries under these Terms and Conditions during the Vesting Period to the number of full calendar months in the Vesting Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

9.

Mandatory Deferral. An amount that would otherwise be distributed hereunder in a given year may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Corporation’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Amounts not paid as a result of the above limitation shall be paid in the earlier of (a) the Corporation’s first taxable year in which the Committee reasonably anticipates that if the payment is made during such year the deduction of such payment will not be barred by Code Section 162(m), or (b) the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Corporation in which the Participant incurs a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service.

10.	Delivery of Shares. The Corporation may delay the issuance or delivery of shares of Common Stock if the Corporation reasonably anticipates that such issuance or delivery will violate federal securities laws or other applicable law, provided that the issuance or delivery is made at the earliest date at which the Corporation reasonably anticipates that such issuance or delivery will not cause such violation.

11.	Adjustment. The Stock Units provided herein are subject to adjustment in accordance with the provisions of Section 11 of the Plan.

12.	No Right to Employment. Nothing in the Plan or the Stock Unit Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in the Stock Unit Agreement.

13.	Nontransferability. No interest hereunder of the Participant is transferable except as provided in the Stock Unit Agreement.

14.	Withholding. The Corporation shall have the right to deduct from any distribution made hereunder in cash any sum required to be withheld by the Corporation for federal, state or local taxes. In the case of any distribution made hereunder in shares of Common Stock, the Corporation requires as a condition of distribution that the Participant or the Participant’s beneficiary pay the Corporation the amount which the Corporation determines to be required to be withheld for federal, state or local taxes. The tax withholding obligation with respect to shares of Common Stock shall be satisfied by the Corporation’s withholding a portion of such shares otherwise distributable to the Participant. Any shares withheld shall be valued at their fair market value as of the date of distribution.

15.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

16.	No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Stock Units.

17.	Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, the Stock Unit Agreement or any guidelines shall be final. The Stock Unit Agreement shall be construed under the laws of the State of Illinois without regard to the conflict of law provisions of any state.

18.	Sole Agreement. The Stock Unit Agreement, together with the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of the Stock Unit Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. The Stock Unit Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors.

19.	Definitions. Capitalized terms not defined in the Stock Unit Agreement shall have the meanings assigned to them in the Plan. For purposes of the Stock Unit Agreement:

(a)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(b)	“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that the Participant created or provided, or of which the Participant assisted in the creation or provision, during his or her employment by the Corporation or any of its Subsidiaries; or (ii) about which the Participant had access to Confidential Information during his or her employment by the Corporation or any of its Subsidiaries.

(c)	“Confidential Information” means any trade secrets or other information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(d)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(e)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from the Participant or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to the Participant or any third party.

Dated:                     , 2008